UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 1

to Form 8-A dated September 30, 1998

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

INCYTE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	94-3136539 (I.R.S. Employer Identification No.)

Experimental Station Route 141 & Henry Clay Road Building E336 Wilmington, DE (Address of principal executive offices)	19880 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Series A Participating Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box: ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box: ☐

Securities Act registration statement file number to which this form relates: None

Securities to be registered pursuant to Section 12(g) of the Act: None

                This Form 8-A/A amends and supplements the Form 8-A (the “Form 8-A”) filed by Incyte Corporation (f/k/a Incyte Pharmaceuticals, Inc.) (the “Company”) on September 30, 1998, with respect to that certain Rights Agreement, dated as of September 25, 1998 (the “Rights Agreement”), between the Company and Mellon Investor Services LLC (f/k/a ChaseMellon Shareholder Services, L.L.C.) (the “Rights Agent”).

Item 1. Description of Registrant’s Securities to be Registered.

                On July 31, 2008, in connection with a public offering of the Company’s common stock, the Finance Committee of the Board of Directors (the “Board”) of the Company placed into effect an amendment (the “Amendment”) to the Company’s stockholder rights plan that was previously approved by the Board on July 29, 2008.  The stockholder rights plan, as evidenced by the Rights Agreement, has been amended to increase the threshold of ownership in the Company’s securities necessary to cause investors to become “Acquiring Persons” and thereby trigger the occurrence of a “Distribution Date” under the Rights Agreement from 15% to 20%.

                The Amendment is being filed as Exhibit 4.2 hereto. This summary description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is incorporated herein by reference.

Item 2. Exhibits.

Item 2 of Form 8-A is hereby amended and supplemented by adding the following:

Exhibit Number	Description

4.2	Amendment No. 1 to the Rights Agreement, dated July 31, 2008, between Incyte Corporation and Mellon Investor Services LLC, as Rights Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  August 1, 2008

INCYTE CORPORATION

By:	/s/ Patricia A. Schreck
Patricia A. Schreck
Executive Vice President and
General Counsel

EXHIBIT INDEX

Exhibit Number	Description

4.2	Amendment No. 1 to the Rights Agreement, dated July 31, 2008, between Incyte Corporation and Mellon Investor Services LLC, as Rights Agent.